EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ref: Along Mobile Technologies, Inc.

We have read the statements that we understand Along Mobile Technologies, Inc. will include under Item 4 of its Form 8-K report it will file regarding the recent change of its certifying accountants. We agree with the statements made regarding our Firm. We have no basis to agree or disagree with the other statements made under Item 4.

Very truly yours,

/s/ Jimmy C.H. Cheung

JIMMY C.H. CHEUNG & CO.
Certified Public Accountants

Hong Kong, November 9, 2006